EXHIBIT 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference by Armco Metals Holdings Inc. (formerly “China Armco Metals, Inc.” or the “Company”) in the Registration Statements on Form S-3 (No. 333-184354), Form S-3 (No. 333-167168), Form S-8 (No. 333-184552) and Form S-8 (No. 333-162774) of the Company of our report dated March 29, 2013 relating to the consolidated balance sheet of the Company as of December 31, 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the year then ended appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/Li and Company, PC

Li and Company, PC

Skillman, New Jersey

April 4, 2014